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                                                                    EXHIBIT 99.2

                        [LOGO OF DEPARTMENT OF JUSTICE]

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FOR IMMEDIATE RELEASE
FRIDAY, MAY 7, 1999                                               (202) 514-2007
WWW.USDOJ.GOV                                                 TDD (202) 514-1888


          JUSTICE DEPARTMENT REQUIRES BELL ATLANTIC AND GTE TO DIVEST
              WIRELESS BUSINESSES IN ORDER TO PROCEED WITH MERGER

                Divestitures in 65 Markets Located in 9 States

     WASHINGTON, D.C. -- The Department of Justice today agreed with Bell Atlantic and GTE on a consent decree that would resolve the Department's antitrust concerns about Bell Atlantic's merger with GTE by requiring the two firms to sell one of their two interests in overlapping wireless telephone systems in 65 markets in 9 states. The divestitures would include the major metropolitan areas of Chicago, Houston, Tampa, and Richmond. This is one of the largest divestiture packages involving a merger ever required by the Department's Antitrust Division.

     The Department's lawsuit and proposed consent decree were filed today in U.S. District Court in Washington, D.C. The consent decree, if approved by the Court, would settle the suit. The Antitrust Division filed the lawsuit under
Section 7 of the Clayton Act, which prohibits mergers that may substantially lessen competition, and reflects the Division's view about the antitrust issues raised by the proposed merger. Other government agencies, including the Federal Communications Commission (FCC) and several state public utility commissions, are also reviewing the Bell Atlantic/GTE transaction under the laws that those agencies enforce.

     According to the Department, the merger as originally proposed would have led to a loss of head-to-head competition in wireless mobile telephone services in all 65 markets. In four of the markets, Bell Atlantic has an ownership interest in one cellular system, and GTE has an ownership interest in the other. In 46 of these markets, GTE has an ownership interest in one of



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the cellular systems and PrimeCo--a firm that is 50 percent owned by Bell
Atlantic--owns one of the personal communications services (PCS) wireless businesses. In addition, GTE is acquiring 15 cellular systems from Ameritech in a recently announced acquisition, and PrimeCo owns the PCS wireless business in those 15 markets.

     "Wireless mobile telephones are increasingly becoming an important part of everyday life for an ever-growing number of Americans, and we rely on competition to ensure that customers get the lowest prices as well as features and rate plans that best fit their needs," said Joel I. Klein, Assistant Attorney General in charge of the Department's Antitrust Division. "Without the divestitures required by this consent decree, competition in 65 markets would likely have been reduced, causing higher prices or lower quality wireless telephone services for potentially millions of subscribers."

     Under the proposed consent decree, Bell Atlantic and GTE are required to divest their interest in one of the two overlapping wireless businesses that they either already own or will own in 65 geographic areas. If Bell Atlantic and GTE fail to complete the divestitures within 180 days of closing or earlier under certain circumstances, they must transfer to a trustee chosen by the Department, the remaining wireless systems that are to be divested. The trustee will own and control the systems until they are sold to a final purchaser, subject to safeguards to prevent the merged Bell Atlantic/GTE from influencing their operation.

     The 65 affected markets have a total population of more than 25 million. These markets involve both Metropolitan Statistical Areas (MSA) and Rural Service Areas (RSA) that either overlap with other MSAs or with Major Trading Areas (MTAs). MSAs are the 306 urban areas in the U.S. defined by the federal government that are used by the FCC to license cellular systems in urban areas. RSAs are the 428 areas defined by the FCC that are used for licensing

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cellular systems in rural regions of the U.S. outside of MSAs. MTAs are the 51 areas that are used by the FCC for licensing certain PCS systems.

     The MSAs affected by this settlement are in:

     .  Alabama (Mobile);
     . Florida (Bradenton, Fort Myers, Jacksonville, Lakeland-Winter Haven, Pensacola, Sarasota, Tampa-St. Petersburg);
     .  Indiana (Fort Wayne, Gary-Hammond-East Chicago);
     . Illinois (Aurora-Elgin, Bloomington-Normal, Champaign-Urbana-Rantoul, Chicago, Decatur, Joliet, Kankakee, Rockford, Springfield);
     .  New Mexico (Las Cruces);
     .  South Carolina (Anderson, Greenville);
     . Texas (Austin, Beaumont-Port Arthur, Bryan-College Station, Dallas-Fort Worth, El Paso, Galveston, Houston, San Antonio, Sherman-Denison, Victoria); and
     . Virginia (Newport News-Hampton, Norfolk-Virginia Beach-Portsmouth, Petersburg-Colonial Heights, Richmond).

     The RSAs affected by this settlement are in:

     .  Florida (Citrus, Collier, Glades, Hardee, Putnam, Monroe);
     .  Illinois (Adams, Bureau, Jo Daviess, Mason, Mercer, Montgomery,
        Vermilion);
     .  Indiana (Huntington, Newton);
     .  Texas (Burleson, Chambers, Cherokee, Navarro, Newton, Wilson);
     . Virginia (Amelia, Buckingham, Caroline, Greensville, Madison); and . Wisconsin (Vernon).

     Bell Atlantic, headquartered in New York City, had 1998 revenues in excess of $31 billion. It is the incumbent provider of local telephone services in Connecticut, Delaware, the District of Columbia, Maine, Maryland, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island, Vermont, Virginia, and West Virginia. Bell Atlantic also provides mobile wireless telephone service, serving areas in the states where it provides local telephone services, as well as in Arizona, Georgia, North Carolina, New Mexico, South Carolina, and Texas. Through its 50 percent partnership in PrimeCo, Bell Atlantic also provides wireless service in the states of Alabama, Arkansas, Florida, Illinois, Indiana, Iowa, Louisiana, Michigan, Mississippi, New Mexico, Ohio, Oklahoma, and Wisconsin. Bell Atlantic is the nation's fourth




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largest wireless mobile telephone service provider, with about 6.6 million subscribers nationwide.

     GTE, headquartered in Irving, Texas, had 1998 revenues in excess of $25 billion. GTE provides local telephone service to retail customers in Alabama, Alaska, Arizona, Arkansas, California, Florida, Hawaii, Idaho, Illinois, Indiana, Iowa, Kentucky, Michigan, Minnesota, Missouri, Nebraska, Nevada, New Mexico, North Carolina, Ohio, Oklahoma, Oregon, Pennsylvania, South Carolina, Texas, Virginia, Washington, and Wisconsin, and also provides wireless mobile telephone service in most of these states. GTE is a major wireless mobile telephone service provider, with about 4.8 million subscribers nationwide.

     Ameritech, headquartered in Chicago, had more than $17 billion in revenues in 1998 and is the incumbent provider of local telephone services in Illinois, Indiana, Michigan, Ohio, and Wisconsin. Ameritech provides cellular mobile telephone services in those states, as well as in Missouri and Hawaii, with a total of about 3.2 million subscribers.

     As required by the Tunney Act, the proposed consent decree will be published in the Federal Register, together with the Department's competitive impact statement, which will be filed with the court shortly. Any person may comment on the proposed decree by submitting comments to the Department. After a 60-day comment period, the United States will reply to any public comments and seek entry of the decree by the Court.

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99-176